TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR REPORTS SECOND QUARTER 2006 RESULTS
POSITIVE OPERATING MARGINS RECORDED AT BOTH MINES
Denver, Colorado, August 8, 2006: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) today announced net income of $14.4 million, or $0.07 per share, for the second quarter of 2006. (All currency in this news release is expressed in U.S. dollars, unless otherwise noted.) The company will host a live webcast, to discuss its quarterly results on Wednesday, August 9, at 11:00 a.m. ET. To access the webcast, go to the home page of the company’s website, www.gsr.com.
Peter Bradford, President and CEO, said, “Our operating results for the quarter demonstrate a subtle but real improvement which we expect to be amplified in the second half as we complete, commission and bring the Bogoso Sulfide Expansion Project into commercial production. For some time, we have encouraged shareholders to focus on the big picture and the significant impact that this expansion project will have on the Company. This is now a reality, with portions of the expansion project complete and being commissioned, ushering in a very exciting growth period for the Company.”
SECOND QUARTER 2006 HIGHLIGHTS
•	Revenue of $31.5 million, up 26% from Q2 2005, on gold sales of 45,207 ounces from Bogoso/Prestea and Wassa, at an average realized gold price of $634 per ounce, a 48% increase over second quarter 2005, and an average cash operating cost per ounce of $448.

•	Golden Star sold 4.4 million shares of EURO Ressources S.A. through open market and private transactions, realizing proceeds of approximately $3.2 million at this time and reducing ownership interest in EURO to 43%. The sale is in line with our August 2004 restructuring goals to establish EURO as an independent and economically viable entity.

•	As a result of our reduced interest in EURO, we adopted the equity method of accounting for the entity, and recognized an additional gain of $17.7 million on deconsolidation. This generated a total quarterly gain from the sale of EURO shares of $20.9 million. This non-recurring gain was partially offset by a net tax expense of $8.3 million arising from the sale of EURO shares, and derivative losses.

•	Golden Star’s call option position was reduced through the buying back of call options on 30,000 ounces of gold, leaving calls outstanding for 2,000 ounces per month at $525 per ounce

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for the next nine months. Additionally, during the year-to-date, 17,000 contracts were closed upon the regular scheduled month-end settlements.

•	Both the Bogoso/Prestea and Wassa mines reported positive operating margins for the quarter (defined as gold sales revenue less total mine operating costs) of $1.9 million and $0.2 million, respectively.

•	Construction work on the Bogoso Sulfide Expansion Project continued on time and on budget and pre-stripping of the sulfide pits is progressing according to plan.

•	We have focused our $16.5 million annual exploration budget on mineralized areas surrounding existing operating mines, at the Prestea Underground and at the Hwini-Butre and Benso properties. By the end of 2006, we intend to complete an initial feasibility study evaluating the economic potential of restarting production at the Prestea Underground mine. The Hwini-Butre and Benso projects have delivered positive exploration results that indicate three possible new zones of gold mineralization on the Benso concession. Also, the areas of known mineralization have been extended along strike and down dip at the Father Brown and Adoikrom deposits at Hwini-Butre.
FINANCIAL AND OPERATIONAL SUMMARY FOR THE SECOND QUARTER
Net income for the second quarter 2006 was $14.4 million or $0.07 per share as compared to a net loss of $(3.7) million or $(0.03) per share for the second quarter of 2005. The major factor contributing to the earnings in the second quarter of 2006 was the $20.9 million pre-tax capital gain on the sale of shares of EURO.

	For the three months ended
SUMMARY OF FINANCIAL RESULTS	June 30,
	2006	2005 (restated)

Gold sold (oz)	45,207	53,938
Price realized ($ per ounce)	634	429
Cash operating cost ($ per ounce)(1)	448	355
Royalties ($ per ounce)	18	14
Total cash cost ($ per ounce)	466	369
Total revenues (in thousands $)	31,520	24,923
Net income/(loss) (in thousands $)	14,424	(3,695)
Net income/(loss) per share — basic ($)	0.070	(0.026)
Average shares outstanding (in millions)	207.1	142.4
(1) See note on non-GAAP financial measures below.

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	For the three months ended
Bogoso/Prestea Operations	June 30,
	2006	2005

Ore mined (thousands tonnes)(2)	343	509
Waste mined (thousands tonnes)(2)	2,106	2,602
Tonnes milled (thousands)	370	378
Average grade milled (grams/tonne)	3.57	4.54
Mill recovery (%)	55.3	59.3
Gold sold (oz)	23,393	33,199
Cash operating cost ($/oz) (1)	413	282
Royalties ($/oz)	19	13
Total cash cost ($/oz)(1)	432	295
(1) See note on non-GAAP financial measures below.
(2) Excludes Bogoso Sulfide Expansion Project pre-strip tonnages.

	For the three months ended
Wassa Operations	June 30,
	2006	2005

Ore mined (thousands tonnes)	608	688
Waste mined (thousands tonnes)	3,179	1,986
Tonnes milled (thousands)	958	814
Average grade milled (grams/tonne)	0.84	1.08
Mill recovery (%)	88.6	86.8
Gold sold (oz)	21,814	20,739
Cash operating cost ($/oz) (1)	487	472
Royalties ($/oz)	17	15
Total cash cost ($/oz)(1)	504	487
(1) See note on non-GAAP financial measures below.
FINANCIAL AND OPERATIONAL SUMMARY FOR THE SIX MONTHS
Net income for the first six months of 2006 was $33.4 million or $0.161 per share as compared to a net loss of $(5.9) million or $(0.042) per share for the first six months of 2005. The major factors contributing to the earnings improvement in the first half of 2006 were the $30.3 million pre-tax capital gain from the sale of our interest in Moto Goldmines Limited and the $20.9 million pre-tax capital gain on the sale of shares of EURO.

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	For the six months ended
SUMMARY OF FINANCIAL RESULTS	June 30,
	2006	2005 (restated)

Gold sold (oz)	90,147	93,103
Price realized ($ per ounce)	594	426
Cash operating cost ($ per ounce)(1)	477	330
Royalties ($ per ounce)	17	13
Total cash cost ($ per ounce)	494	343
Total revenues (in thousands $)	58,912	42,974
Net income/(loss) (in thousands $)	33,447	(5,918)
Net income/(loss) per share — basic ($)	0.161	(0.042)
Average shares outstanding (in millions)	207.2	142.4
(1) See note on non-GAAP financial measures below.

	For the six months ended
Bogoso/Prestea Operations	June 30,
	2006	2005

Ore mined (thousands tonnes)(2)	724	909
Waste mined (thousands tonnes)(2)	4,449	4,693
Tonnes milled (thousands)	706	770
Average grade milled (grams/tonne)	3.51	4.55
Mill recovery (%)	57.3	60.4
Gold sold (oz)	44,128	72,364
Cash operating cost ($/oz) (1)	466	289
Royalties ($/oz)	18	13
Total cash cost ($/oz) (1)	484	302
(1) See note on non-GAAP financial measures below.
(2) Excludes Bogoso Sulfide Expansion Project pre-strip tonnages.

	For the six months ended
Wassa Operations	June 30,
	2006	2005

Ore mined (thousands tonnes)	1,276	688
Waste mined (thousands tonnes)	6,628	1,986
Tonnes milled (thousands)	1,935	814
Average grade milled (grams/tonne)	0.83	1.08
Mill recovery (%)	88.1	86.8
Gold sold (oz)	46,019	20,739
Cash operating cost ($/oz) (1)	486	472
Royalties ($/oz)	18	15
Total cash cost ($/oz)(1)	504	487
(1) See note on non-GAAP financial measures below.
CASH AND CASH FLOW
At June 30, 2006 our cash, cash equivalents and short term investments totaled $42.0 million, down from $89.7 million at the end of December 2005. Operating activities consumed $7.2 million and investing activities used a net $66.5 million of cash during the first six months of 2006. This was offset

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by the sale of Moto shares which contributed $39.0 million of cash and the EURO transaction that contributed an additional $3.2 million during the same period. The major factors contributing to the operational consumption of cash during the first half of 2006 included lower gold output and the utilization of cash to increase operating inventories.
A total of $96.8 million was spent on new capital projects during the first half of 2006. Of this amount, approximately $76.2 million was spent on the Bogoso Sulfide Expansion Project and $13.5 million was employed for other plant and equipment needs and on mine property projects at Bogoso/Prestea and Wassa. A total of $7.1 million was spent on capitalized exploration projects.
Liquidity Outlook
Total expected capital expenditures for 2006 to total $155.0 million. Included in that total are $89.0 million slated for the Bogoso Sulfide Expansion Project, $25.0 million scheduled for Bogoso/Prestea pre-stripping and inventory build-up, and $8.1 million for Prestea Underground mine maintenance and exploration. At current gold prices we expect both Bogoso/Prestea and Wassa to generate positive operating cash flows during the remainder of the year. Further, we expect that this source of funding, along with the $42.0 million of cash on hand and short term investments as of June 30, 2006 and funding from our equipment financing facility will be sufficient to meet all of our growth needs during 2006. We are also finalizing term sheet negotiations for a $30 million revolving credit facility that we expect to be completed during the third quarter.
BOGOSO/PRESTEA
Bogoso/Prestea generated $1.9 million of operating margin during the second quarter on sales of 23,393 ounces of gold, down from an operating margin of $2.3 million on gold sales of 33,199 ounces for the second quarter of 2005. A combination of lower plant throughput, lower ore grades and lower gold recoveries were the primary drivers for the reduction in ounces of gold sold as compared to the second quarter of 2005. However, higher gold prices more than offset the lower output.
There was a loss on operating margin of $(0.2) million for the first half of 2006 on sales of 44,128 ounces, down from a positive $4.7 million operating margin on sales of 72,364 ounces in the first six months of 2005. Although there was a substantial sequential improvement in results, the same factors mentioned above have applied for the year-to-date.
Harder ore, unscheduled plant maintenance and power outages were the primary drivers for the lower plant through-put in 2006. Gold recovery was adversely impacted by the ore being more refractory than expected. Another factor that affected 2006 through-put and gold recovery was that excavation into deeper levels of the Plant-North pit encountered varying rock types while a single rock type was mined and fed to the Bogoso plant during the first half of 2005. Currently, oxide ore, transition ores and other materials mined as a part of the Bogoso Sulfide Expansion Project pre-stripping are being fed to the Bogoso plant along with Plant-North ores.
WASSA
Wassa generated an operating margin of $0.2 million in the second quarter of 2006, based on sales of 21,814 ounces of gold, compared to an operating margin loss of $(2.7) million on sales of 20,739 ounces of gold in the second quarter of 2005. The positive operating margin reported in the second quarter was a substantial improvement over the losses recorded in the first quarter. For the first six

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months of the year, Wassa generated an operating loss of $(1.8) million. As Wassa was only put in service on April 1, 2005, results for 2005 are not directly comparable.
While we have been successful in bringing Wassa’s plant through-put rates up to design level on a consistent basis, ore grades and ore recovery rates are still sub-optimal. Recent analysis indicates that excess ore dilution is adversely impacting pit ore grades. To rectify this situation, we are now reviewing blasting techniques and expanding the ore zone definition drilling to better define the ore zones. We expect that changes in blasting procedures and more defined definition drilling should contribute to improving pit grades and higher gold output in the future.
Wassa commenced mining the new SAK ore body in late June 2006. The SAK ore body contains 2.0 million tonnes of ore at an average grade of 1.59 grams per tonne gold, which is higher than the average 1.34 grams per tonne gold reserve grade at Wassa. The SAK pit is expected to send approximately 100,000 tonnes per month of higher grade ore to the Wassa plant over its 12 to 18 month life.
EXPANSION AT BOGOSO/PRESTEA
With expected completion late in the third quarter of 2006, the Bogoso Sulfide Expansion Project will utilize the proprietary BIOX® bio-oxidation technology to treat the refractory sulfide ore reserves which comprise about 75% of total ore reserves found at Bogoso/Prestea. This new plant is designed to work in tandem with the existing non-refractory CIL processing plant. Combined, the CIL and BIOX® plants are expected to have a total capacity of 5.0 million tonnes annually.
We have commenced pre-stripping of the first two sulfide pits, moving 0.2 million tonnes of ore and 4.3 million tonnes of waste, using our own mining fleet which was supplemented with additional equipment as part of the expansion and pre-stripping project. The existing Bogoso processing plant will continue to process non-refractory ores from the Plant-North pit at Prestea until completion of mining in the fourth quarter of 2006. Thereafter, we plan to feed the existing Bogoso processing plant with oxide ores from Pampe, Mampon and areas on the southern end of the Prestea property.
Total capital cost of the new Bogoso Sulfide Expansion Project is estimated to be $125 million, and in addition we expect to spend an additional $25 million on pre-stripping, mining equipment and inventory build-up during 2006. At June 30, 2006 approximately $115.3 million of the total project costs had been incurred.
We expect 2007 combined gold production from Bogoso/Prestea utilizing both the new BIOX® plant and CIL plant to be approximately 370,000 ounces at a cash operating cost of $330 per ounce of gold.
EXPLORATION
Our 2006 exploration budget is $16.5 million with the focus being our core assets in Ghana, including the Prestea Underground and the Hwini-Butre and Benso properties, acquired in the fourth quarter of 2005 through our acquisition of St. Jude Resources Ltd. Actual spending on exploration for the six months, including both capitalized and expensed items, totaled $8.0 million. Of this amount, $2.2 million has been spent at the St. Jude properties in Ghana, $1.5 million at Prestea Underground, $2.4 million at other development properties in Ghana, $0.4 million in South America, and $1.5 million on exploration projects in West Africa.

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An extensive drilling program at the Prestea Underground will continue through most of 2006. Two drills are currently exploring the West Reef between the 17 and 24 levels and a total of 6,873 meters were drilled during the first half of the year. We intend to complete an initial feasibility study by the end of 2006 to evaluate the economic potential of restarting production from the Prestea Underground mine. During the third quarter, as we complete the drilling on West Reef, we expect to commence testing the down dip plunge extensions of the Main Reef below the 30 level which we believe hold the potential to provide the best economic opportunities for significant new discoveries in the Prestea Underground.
The Hwini-Butre and Benso projects have delivered positive exploration results that indicate three possible new zones of gold mineralization on the Benso concession and the areas of known mineralization have been extended along strike and down dip at the Father Brown and Adoikrom deposits at Hwini-Butre. In parallel, we are assessing possible development scenarios for Hwini-Butre and Benso and anticipate completion of a feasibility study by late 2006. The most likely scenario continues to be the mining and haulage of the high-grade Hwini-Butre and Benso ore to the Wassa mine.
LOOKING AHEAD
Our main objectives for the remainder of 2006 are to:
•	Complete mining and commence reclamation at the Prestea Plant-North pit in late 2006;

•	Permit and commence oxide mining from Pampe on the Akropong trend west of Bogoso, to provide oxide ore to the Bogoso plant following exhaustion of the Prestea Plant-North ores;

•	Commence sulfide mining at Bogoso, which is now underway;

•	Complete construction and commissioning of the Bogoso Sulfide Expansion Project;

•	Achieve improved production rates and costs at Wassa;

•	Continue mining the higher grade SAK deposit at Wassa during the second half of 2006;

•	Continue high level of exploration activities;

•	Continue Prestea Underground mine evaluation and feasibility studies;

•	Assimilate and further explore the St. Jude properties and progress the feasibility studies; and

•	Continue identification and acquisition of growth opportunities both within Ghana and elsewhere.
Until we are able to (i) assess the impact of the higher grade SAK ore at Wassa, and (ii) finalize the exact timing for the commencement of commercial production from the Bogoso Sulfide Expansion Project, we are unable to update our production forecast for 2006. These factors are also expected to impact cash operating costs per ounce but the higher than expected costs year-to-date are likely to make it difficult to achieve our previously announced guidance for the full year.
SUMMARY FINANCIAL STATEMENTS
The following information is summarized and excerpted from the Company's unaudited consolidated financial statements and notes thereto from our Form 10-Q, which we intend to file with the SEC today.

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Condensed Consolidated Balance Sheets	As of	As of
(in thousands)	June 30,	December 31,
	2006	2005

Cash	$20,882	$89,709
Short term investments	21,080	—
Fair value of derivatives	12	1,220
Other current assets	53,785	43,408
Property, plant and equipment	85,538	84,527
Deferred exploration	166,021	167,532
Mining properties	128,024	118,088
Mine construction-in-progress	115,257	36,707
Other assets	12,063	23,412

Total assets	$602,662	$564,603

Current liabilities	$51,963	$40,815
Long term debt	62,270	64,298
Asset retirement obligations	9,618	8,286
Future tax liability	42,263	45,072
Fair value of derivatives	—	7,263
Minority interest	6,673	6,629
Shareholders’ equity	429,875	392,240

Total liabilities and shareholders equity	$602,662	$564,603

Condensed Consolidated Statements of Operations	For the six months ended
(in thousands, except per share amounts)	June 30,
	2006	2005

Total revenues	$58,912	$42,974
Mining operations expense	44,551	31,966
Depreciation, depletion and amortization	10,825	5,913
General and administrative expenses, including option expense	5,132	4,948
Gain on sale of investments	51,234	—
Foreign exchange gain/(loss)	3,457	(842)
Other expenses	12,633	4,864

Net income/(loss) before minority interest	40,462	(5,559)
Minority interest	(44)	(380)

Net income/(loss) before tax	40,418	(5,939)

Provision for future income taxes	(6,971)	21

Net income/(loss)	$33,447	$(5,918)

Earnings/(loss) per share — basic	$0.161	$(0.042)
Earnings/(loss) per share — diluted	$0.160	$(0.042)

COMPANY PROFILE
Golden Star holds a 90 percent equity interest in the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, the Company has a majority interest in the currently inactive Prestea Underground

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mine in Ghana, as well as gold exploration interests elsewhere in West Africa and in the Guiana Shield of South America. Golden Star has approximately 207.8 million common shares outstanding.
Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the estimated commencement of commercial production for the Bogoso Sulfide Expansion Project, our 2007 production estimates for the new Bogoso sulfide plant once completed, our 2007 production and operating cash cost estimates, capital expenditure estimates, planned exploration spending and activities, higher ore grades at Wassa, anticipated higher recoveries anticipated at Pampe and the aggregate capacity of the CIL and BIOX plants at Bogoso Prestea, completion of feasibility studies for Prestea Underground and the St. Jude Properties, the completion of the $30 million revolving credit facility, and the availability of cash. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2005. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.
Non-GAAP Financial Measures: In this news release, we use the terms “total production cost per ounce”, “total cash cost per ounce” and “cash operating cost per ounce.” Total cash cost per ounce is equal to total production costs less depreciation, depletion, amortization and asset retirement obligation accretion divided by the number of ounces of gold sold during the period. Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use total cash cost per ounce and cash operating cost per ounce as key operating indicators. We monitor these measures monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. These measures are also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide these measures to our investors to allow them to also monitor operational efficiencies of our mines. We calculate these measures for both individual operating units and on a consolidated basis. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.
For further information, please contact:

GOLDEN STAR RESOURCES LTD.	+1-800-553-8436
Peter Bradford, President and CEO
Allan Marter, Chief Financial Officer

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